[GRAPHIC OMITTED]
                   420 Lexington Avenue New York City 10170

CONTACT
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David Nettina
President & Chief Operating Officer
212-594-2700

FOR IMMEDIATE RELEASE
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                         SL Green Realty Corp. Adopts
                            Shareholder Rights Plan

NEW YORK--March 15, 2000--SL Green Realty Corp.[NYSE:SLG] today announced that it had adopted a shareholder rights plan, and declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of SL Green common stock.

The Company stated that the rights plan was adopted in consideration of the relative disconnect between current real estate valuations in Manhattan and the implied valuation of the Company's properties represented by its share price. The rights plan is designed to assure that all of the Company's shareholders receive fair and equal treatment in the event of any proposed takeover and to guard against partial tender offers, squeeze-out mergers, open market accumulations and other abusive tactics to gain control of the Company without paying all shareholders a fair price. The rights plan will not prevent a takeover but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover. This action is not in response to any specific effort to acquire the Company. The Company believes that the plan will give the Board the appropriate negotiating position to maximize share value, should such an eventuality present itself.

The Rights will be exercisable only if a person or group acquires 17% or more of SL Green's common stock or announces a tender offer the consummation of which would result in ownership by a person or group of 17% or more of the common stock. Each Right will entitle shareholders to buy one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $60.00.

If SL Green is acquired in a merger or other business combination transaction after a person has acquired 17% or more of SL Green's outstanding common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price. In addition, if a person or group acquires 17% or more of SL Green's outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of SL Green's common shares having a market value of twice such price.

Prior to the acquisition by a person or group of beneficial ownership of 17% or more of the Company's common stock, the Rights are redeemable at the option of the Board of Directors.

The dividend distribution will be made on March 31, 2000, payable to shareholders of record on that date. The Rights will expire on March 5, 2010. The Rights distribution is not taxable to shareholders.

SL Green Realty is a fully integrated, self-administered and self-managed real estate investment trust ("REIT") which primarily owns, manages, leases, acquires and repositions commercial properties in Manhattan.